Exhibit 99.4

EXHIBIT 12.1

Cephalon, Inc.

Computation of Ratios of Earnings to Fixed Charges

(In thousands)

	Year Ended December 31,
	As Adjusted 2004(1), (3)	As Adjusted 2005(1), (3)	As Adjusted 2006(1), (3)	As Adjusted 2007(1), (3)	As Adjusted 2008(1), (2)
Determination of earnings:
Income (loss) before income taxes	$(33,808)	$(264,506)	$192,166	$(123,276)	$134,070
Add:
Amortization of interest capitalized in current or prior periods	—	—	52	98	250
Fixed charges	29,918	81,007	97,054	79,993	84,762
Total earnings	$(3,890)	$(183,499)	$289,272	$(43,185)	$219,082

Fixed charges:
Interest expense and amortization of debt discount and premium on all indebtedness	26,481	75,257	87,805	70,866	75,233
Appropriate portion of rentals	3,437	5,750	9,249	9,127	9,529
Fixed charges	29,918	81,007	97,054	79,993	84,762

Capitalized interest	—	1,044	1,766	768	77

Total fixed charges	$29,918	$82,051	$98,820	$80,761	$84,839

Ratio of earnings to fixed charges(*)	—	—	2.93	—	2.58

Deficiency of earnings to fixed charges	33,808	265,550	—	123,946	—

(*)    For the years ended December 31, 2004, 2005 and 2007, no ratios are provided because earnings were insufficient to cover fixed charges.

(1) As adjusted for FASB Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” See Note 1 of the Consolidated Financial Statements for additional information.

(2)  As adjusted for FAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”

(3)  As adjusted for the retrospective application of a change in accounting method for inventory.  See Note 1 of the Consolidated Financial Statements for additional information.